Exhibit 10.58

GUARANTY AGREEMENT

THIS GUARANTY AGREEMENT dated as of this 6 day of November, 2013, is executed by Aker Philadelphia Shipyard ASA, a Norwegian company (the “Guarantor”) in favor of Matson Navigation Company, Inc. (the “Buyer”).

WHEREAS, Aker Philadelphia Shipyard, Inc., incorporated in the State of Pennsylvania (the “Builder”) proposes to enter into two Shipbuilding Contracts (the “Contract(s)”) each for construction of a vessel (the “Program”) with the Buyer; and

WHEREAS, the Buyer requested that the Guarantor agree to guarantee the obligations of the Builder, an indirect wholly owned subsidiary of the Guarantor, to the Buyer arising under the Program in accordance with the terms and conditions of this Guaranty Agreement.

THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the value, receipt and sufficiency of which are acknowledged, the Guarantor agrees as follows:

1.   Definitions.  Capitalized terms used herein and not defined herein are so used with the meanings given to them in the Contracts.

2.   Guaranty.  Upon the terms and subject to the conditions set forth in this Guaranty Agreement, the Guarantor unconditionally, absolutely and irrevocably guarantees the obligations of the Builder to the Buyer arising under the Program (collectively, the “Guaranteed Obligations”).  The guaranty set forth herein is one of payment and not of collection.  The Guarantor consents to the provision by the Builder of additional security and of financial information about the Builder and/or the Guarantor under the Shipbuilding Contracts.

3.   Scope of Guaranteed Obligations. The Guarantor guarantees the full and timely payment and performance of and compliance with the Guaranteed Obligations and with each and every duty, agreement, covenant, undertaking, indemnity, and obligation of Builder under the Program when due or in accordance with the terms of the Program, as the same may be amended, modified, waived, extended and supplemented from time to time.  The failure of the Buyer to obtain the consent of the Guarantor to any such amendment, modification, waiver, extension or supplement shall not excuse the performance by the Guarantor of its responsibilities to the Buyer under this Guaranty Agreement.

4.   Enforcement.  Prior to taking any legal action to enforce its rights under this Guaranty Agreement, the Buyer shall notify the Guarantor in writing of the circumstances surrounding the non-performance of the Guaranteed Obligations by the Builder and make demand hereunder.  Upon its receipt of notice of such notice, the Guarantor shall have a reasonable period of not less than 30 days and not more than 60 days in which to remedy or cure, or cause the Builder to remedy or cure, such non-performance.  In any action to enforce this Guaranty Agreement, the Guarantor shall be entitled to assert in its own name any and all of the rights, defenses, counterclaims, exculpations, indemnities and limitations on liability to which the Builder may be entitled to assert in connection with such action.  Except for the foregoing, Guarantor waives all notices that may be required by statute, law or equity and all other legal and equitable defenses of a guarantor, except the defense of payment already made.

5.   Termination.  This Guaranty Agreement is a continuing guaranty and shall remain in full force and effect until the later of the indefeasible satisfaction or payment in full of the Guaranteed Obligations or the termination of all commitments of the Builder under the Program.

6.   Certain Limitations.  Notwithstanding any provision of this Guaranty Agreement or the Program to the contrary, the aggregate liability of the Guarantor to the Buyer pursuant to this Guaranty Agreement shall not exceed the amount of Four Hundred and Eighteen Million Dollars ($418,000,000) plus the amount of any increases in the Contract Prices under the Contracts, and in no event shall the Guarantor be liable to the Buyer for any exemplary, punitive, consequential or other special damages pursuant to this Guaranty Agreement or otherwise.  The Guarantor shall pay all reasonable costs and expenses (including, without limitation, attorneys’ fees and expenses) incurred in connection with the enforcement of the obligations of the Guarantor under this Guaranty Agreement.

7.   Assignment.  This Guaranty Agreement shall be binding upon and enforceable against the Guarantor and its successors and assigns and shall inure to the benefit of, and be enforceable by the Buyer and its permitted successors and assigns and secured parties.  This Guaranty Agreement may not be assigned by the Guarantor without the prior written consent (such consent not to be unreasonably withheld) of the Buyer.  The Buyer may grant any Lender Party or any designee of any such Lender Party a security interest or lien, or any other assignment (including without limitation any assignment in connection with the exercise of remedies by any Lender Party) of this Guaranty Agreement in connection with any Permitted Financing Assignment.  The Guarantor hereby expressly consents to any Permitted Financing Assignment by the Buyer, and further agrees to execute and deliver at its sole cost and expense any consent agreement in respect thereof reasonably requested by any Lender Party.

8.   No Third Party Beneficiaries.  This Guaranty Agreement is intended for the sole and exclusive benefit of the Buyer and its successors, assigns and secured parties and shall not be enforceable by any other party.

9.   Governing Law; Consent to Jurisdiction and Venue.  Pursuant to Section 5-1401 and Section 5-1402 of the New York General Obligations Law, the Guarantor agrees that this Guaranty Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, that any action or proceeding with respect to this Guaranty may be brought in the courts of the State of New York in New York County, or of the United States for the Southern District of New York, and the Guarantor hereby irrevocably submits to the non-exclusive jurisdiction of such courts.  The Guarantor hereby irrevocably agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or in such Federal court.  The Guarantor hereto hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the laying of the venue of any action or proceeding arising out of or relating to this Guaranty Agreement and the defense of an inconvenient forum to the maintenance of any such action or proceeding.  The Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  The Guarantor represents and warrants that it has assets in or is otherwise subject to jurisdiction in the United States.

10.  Notices.  Any notice, request or other communication hereunder to Builder or the Guarantor shall be in writing and be duly given if delivered personally or sent by prepaid registered mail to its address or by telecopier to the number and to the attention of the person set forth below:

In the case of the Guarantor:	In the case of the Buyer:

Aker Philadelphia Shipyard ASA	Matson Navigation Company, Inc.
Fjordalleen 16, Postboks 1423 Vika,NO-0115 Oslo,	555 12th Street
Norway	Oakland, CA
Attention: Eirik Fadness, Vice President	Attn: Vice President Vessel Operations
Facsimile No.: +47 24 13 01 01	Facsimile No.: 510-628-7344

11.                               Agent for Service of Process.  The Guarantor hereby irrevocably appoints Corporation Service Company (CSC), with a current address of 2595 Interstate Drive, Suite 103, Harrisburg, PA 17110 (1-800-927-9800) its authorized agent to accept and acknowledge service of any and all process which may be served in any suit, action or proceeding of the nature referred to in paragraph 9 above and consents to process being served in any such suit, action or proceeding upon CSC in any manner or by the mailing of a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to the Guarantor’s address referred to in paragraph 10 above, as the case may be.  The Guarantor agrees that such service (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to it.  Nothing in this paragraph 11 shall affect the right of the Buyer to serve process in any manner permitted by law or limit the right of the Buyer to bring proceedings against the Builder in the courts of any jurisdiction or jurisdictions.

IN WITNESS WHEREOF, the Guarantor has executed this Guaranty Agreement as of the date first written above.

AKER PHILADELPHIA SHIPYARD ASA

		By:	/s/ Eirik Fadness
Name: Eirik Fadness
Title: Vice President

Acknowledged, Accepted and Agreed this 6th day of November, 2013

MATSON NAVIGATION COMPANY, INC.

By:	/s/ Ronald J. Forest
Name: Ronald J. Forest
Title: Senior Vice President